Exhibit 10.58
CHROMADEX CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

for

LISA BRATKOVICH

This Executive Employment Agreement (this “Agreement”) is entered into as of June 1, 2018 (the “Effective Date”), by and between Lisa Bratkovich (“Executive”) and ChromaDex Corporation, a Delaware corporation (the “Company”).

1. Employment by the Company.

1.1 Position. Commencing on the Effective Date, Executive shall serve as the Company’s Chief Marketing Officer, reporting to the Company’s President and Chief Operating Officer. During the term of Executive’s employment with the Company and except as provided in Section 6.1, Executive will devote Executive’s commercially reasonable efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved paid time off and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies and applicable law.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Marketing Officer and such other duties, commensurate with her position, as are assigned to Executive by the President and Chief Operating Officer, or the Company’s Board of Directors (the “Board”). Executive’s primary office location shall be in the Los Angeles, California area. The Company reserves the right to reasonably require Executive to perform Executive’s duties at the Company’s offices in Irvine, California as required for the performance of her duties and for business meetings with Company employees or representatives of third parties, and to require reasonable business travel.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Base Salary. Executive will receive an initial base salary at the annual rate of $350,000, less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The base salary may be increased from time to time. The base salary may not be decreased, other than a decrease of less than ten percent (10%) of Executive’s highest base salary pursuant to a salary reduction program applicable generally to the Company’s senior executives. The initial base salary, as increased or decreased, shall be referred to as “Base Salary.”

2.2 Annual Bonus for 2018. In addition to base salary, for 2018, Executive will paid any bonus amounts on an annual basis after the close of the fiscal year (December 31) and after approval by the Compensation Committee of the Board of Directors (“Compensation Committee”) based on the level of achievement of Sales Metrics listed below. The bonus schedule is based on three tiers as follows:

o
20% of earned salary in 2018 when achieving $20M in sales of TRU NIAGEN® in calendar 2018
o
An additional 25% of earned salary in 2018 when achieving $23M in sales of TRU NIAGEN® in calendar 2018
o
An additional 25 % of earned salary in 2018 when achieving $30M in sales of TRU NIAGEN® in calendar 2018

2.3 Annual Bonus. In addition to base salary, beginning in 2019, Executive will be eligible to earn discretionary annual incentive compensation (the “Performance Bonus”), calculated and paid commensurate with other executive officers of the Company, subject to the approval of the Compensation Committee. The Performance Bonus, if earned, will be paid on an annual basis, less standard payroll deductions and withholdings, after the close of the fiscal year and after determination by the Board (or the Compensation Committee thereof), but not later than March 15 of the following calendar year. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, Executive must remain an employee in good standing of the Company on the scheduled annual Performance Bonus payment date in order to earn any Performance Bonus, except as otherwise provided herein.

2.4 Stock Options. Subject to the approval of the Board, the Company will grant Executive options (pursuant to the terms of the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), and applicable law) (the “Options”) to purchase 200,000 shares of the Company’s common stock for an exercise price equal to the fair market value on the date of the grant. One-third of the shares subject to the Option shall vest on the one year anniversary of the vesting commencement date of the Option, and the remaining shares subject to the Option shall vest in a series of 24 equal monthly installments thereafter, subject to Executive’s Continuous Service (as defined in the Plan) on each such vesting date. Notwithstanding anything to the contrary set forth in the Plan or any award agreement, if the Company consummates a Change in Control (as that term is defined in the Plan) and subject to (i) Executive’s Continuous Service through the date of the consummation of the Change in Control or (ii) termination of the Executive’s Continuous Service by the Company without Cause or by the Executive for Good Reason within 90 days prior to the consummation of a Change in Control, Executive shall vest immediately prior to such Change in Control as to 100% of her otherwise unvested time-based equity awards (the “Single Trigger Acceleration”), provided, however, that in exchange for the Single Trigger Acceleration, the Company may require Executive to execute and deliver to the Company a signed and dated general release of all known and unknown claims in substantially the form attached hereto as Exhibit A (the  “Release”) within the applicable deadline set forth therein. The Company will register the shares subject to the Option on a Registration Statement on Form S-8 as soon as reasonably practicable after the Effective Date.

2.5 Additional Stock Options. Any additional stock options, stock grants, stock units or equivalents to be granted to you will be calculated and issued commensurate with other executive officers of the Company, subject to the approval of the Compensation Committee.

3. Standard Company Benefits; Personal Time Off (PTO). Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its senior executive officers from time to time. Any such benefits shall be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Executive shall receive such number of annual PTO days as does the other executive officers of the Company.

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Proprietary Information Obligations.

5.1 Proprietary Information Agreement. As a condition of employment, and in consideration for the benefits provided for in this Agreement, Executive shall sign and comply with the Company’s Employee Confidential Information and Invention Assignment Agreement (the “Proprietary Information Agreement”) attached hereto as Exhibit B.   In addition, Executive agrees to abide by the Company’s internally published policies and procedures, as may be modified and internally published from time to time within the Company’s discretion.

5.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

6. Outside Activities and Non-Competition During Employment.

6.1 Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities (including continuing her role on the board of non-profit organization, Girls in Tech) and also continue to work no more than a few hours each week with non-competitive B2B early stage start-up venture StreamingIQ where Executive is on the board and holds an equity stake, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. Subject to the restrictions set forth herein, and only with prior written disclosure to and consent of the Board, Executive may engage in other types of business or public activities. The Board may rescind such consent, if the Board determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict or compete with Executive’s duties to the Company or its affiliates.

6.2 Non-Competition During Employment. Except as otherwise provided in this Agreement, during Executive’s employment with the Company, Executive will not, without the prior written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7. Termination of Employment; Severance.

7.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice (other than the notice requirements expressly set forth in Section 12).

7.2 Termination Without Cause or Resignation for Good Reason. In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability (as defined below)) or Executive resigns her employment for Good Reason, then provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “ Separation from Service ”), and provided that Executive satisfies the Release Requirement in Section 8 below, the Company shall provide Executive with the following “ Severance Benefits ”:

7.2.1 Severance Payments. Severance pay in the form of continuation of Executive’s Base Salary for a period of twelve (12) months following termination, subject to required payroll deductions and tax withholdings (the “Severance Payments”). Subject to Section 8 below, the Severance Payments shall be made on the Company’s regular payroll schedule in effect following Executive’s termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first administratively practicable payroll date following the Release Effective Date. For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

7.2.2 Health Care Continuation Coverage Payments.

(i) COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after the termination date (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event.

(ii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including the amount of COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “ Special Cash Payment ”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

7.2.3 Equity Acceleration upon Termination. Notwithstanding anything to the contrary set forth in the Plan or any award agreement, effective as of Executive’s employment termination date, the vesting and exercisability of the then unvested time-based vesting equity awards that would have otherwise become vested had Executive performed Continuous Service through the one year anniversary of Executive’s employment termination date then held by Executive shall accelerate and become immediately vested and exercisable, if applicable, by Executive upon such termination and shall remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents. With respect to any performance-based vesting equity award, such award shall continue to be governed in all respects by the terms of the applicable equity award documents. Upon any such termination, Executive shall have three (3) years to exercise any options or stock appreciation rights, but no later than ten (10) years from the date of grant or the date when the options or stock appreciation rights would otherwise terminate under the Plan other than as a result of termination of employment (e.g., if all of the Company’s options are accelerated and terminate if not exercised in connection with a Change in Control (as that term is defined in the Plan), then Executive’s options will also terminate if not exercised in connection with the Change in Control).

7.2.4 Pro Rata Bonus. Executive shall be eligible to receive, based on the good faith determination of the Board or the Compensation Committee thereof, a pro rata Performance Bonus based on actual results and Executive’s period of employment during the fiscal year in which termination occurred (the “Pro Rata Bonus”), on the date when other bonuses are paid for the fiscal year.

7.2.5 No Mitigation or Offset. The Executive shall have no obligation to mitigate the obligations hereunder, and the amounts due hereunder shall not be offset by any amounts otherwise earned by Executive.

7.3 Termination for Cause; Resignation Without Good Reason; Death or Disability. Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits listed in Section 7.2 above, if the Company terminates Executive’s employment for Cause, Executive resigns Executive’s employment without Good Reason, or Executive’s employment terminates due to Executive’s death or Disability, provided that the Executive, in the case of death or Disability termination, shall be eligible to receive a Pro Rata Bonus.

8. Conditions to Receipt of Severance Benefits. To be eligible for any of the Severance Benefits pursuant to Section 7.2 above, Executive must satisfy the following release requirement (the “ Release Requirement ”): return to the Company a signed and dated Release within the applicable deadline set forth therein, but in no event later than forty-five (45) calendar days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “ Release Effective Date ”). No Severance Benefits will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

9. Accrued Amounts. On any termination, the Executive shall promptly receive earned but unpaid Base Salary, accrued but unused vacations and unreimbursed expenses (in accordance with the Company’s applicable expense reimbursement policies), and shall be entitled to any amounts due under any benefit or fringe plan or program in accordance with the provisions of the plan or program.

10. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Any reference to termination or similar words shall mean a separation from service under the meaning of Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 10 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If any severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will be the sixtieth (60th) date following the Separation From Service, regardless of when the Release actually becomes effective. To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, amounts shall not be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A.

 11. Section 280G; Limitations on Payment.

11.1 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment ”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “ Excise Tax ”), then any such 280G Payment provided pursuant to this Agreement (a “ Payment ”) shall be equal to the Reduced Amount. The “ Reduced Amount ” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence, the reduction shall occur in the manner (the “ Reduction Method ”) that results in the greatest after tax economic benefit for Executive. If more than one method of reduction will result in the same after tax economic benefit, the items so reduced will be reduced pro rata (the “ Pro Rata Reduction Method ”).

11.2 Notwithstanding any provision of Section 11.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest after tax economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events ( e.g. , being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

11.3 Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

11.4 If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 11.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees, to the extent not in violation of the Sarbanes-Oxley Act, to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 11.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 11.1, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12. Definitions.

12.1 Cause. For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s conviction of or plea of guilty or nolo contendere to any felony; (ii) Executive’s willful and continued failure or refusal to follow lawful and reasonable instructions of the Company or the Board or lawful, reasonable, material and internally published policies and regulations of the Company; (iii) Executive’s willful and continued failure to faithfully and diligently perform the assigned duties of Executive’s employment with the Company (other than on account of illness or excused absence); (iv) unethical or fraudulent conduct by Executive that materially discredits the Company or is materially detrimental to the reputation, character and standing of the Company; or (v) Executive’s material breach of this Agreement or the Proprietary Information Agreement. An event described in Section 12.1(ii) through Section 12.1(v) herein shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 calendar days from such written notice; provided, however, that such 30 calendar day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

12.2 Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a reduction in Executive’s Base Salary, other than a reduction by less than ten percent (10%) of the Executive’s highest Base Salary pursuant to a salary reduction program applicable generally to the Company’s senior executives; (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities) or reporting lines; (iii) a relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty (30) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation (excluding any relocation to the Company’s Irvine, California office); (iv) a material breach of this Agreement; or (v) unlawful harassment, or discrimination toward Executive. In order for Executive to resign for Good Reason, each of the following requirements must be met: (w) Executive must provide written notice to the Company’s Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, (x) Executive must allow the Company at least calendar 30 days from receipt of such written notice to cure such event, (y) such event is not reasonably cured by the Company within such 30 calendar day period (the “ Cure Period ”), and (z) Executive must resign from all positions Executive then holds with the Company not later than calendar 30 days after the expiration of the Cure Period.

12.3 Disability. For purposes of this Agreement, “Disability” means that Executive is unable to perform the essential functions of her position (notwithstanding the provision of any reasonable accommodation) by reason of any medically determinable physical or mental impairment which has lasted for a period of one hundred and twenty (120) days during any consecutive six (6) month period.

13. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Irvine, California by JAMS, Inc. (“ JAMS ”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding .   Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which will be provided to Executive upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. The parties shall pay their own legal fees. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14. General Provisions.

14.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.
14.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4 Complete Agreement. This Agreement, together with the Proprietary Information Agreement, the Indemnity Agreement (as defined below) and to the extent referenced in this Agreement, the Plan and applicable award agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive’s employment terms, compensation or benefits, whether oral or written (including but not limited any agreements or promises with or from the Company or any of its affiliates or predecessors). It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder, Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which shall not be withheld unreasonably, and the Company may not assign this Agreement, except to an Affiliate (as defined in the Plan) or to a successor in connection with a Change in Control.

14.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

14.10 Indemnification Agreement. Executive will become a party to the Company’s standard form of indemnity agreement for directors and officers as filed as an exhibit to the Company’s most recent Annual Report on Form 10-K (the “Indemnity Agreement”).

IN WITNESS WHEREOF, this Agreement shall be effective as of the Effective Date.

CHROMADEX CORPORATION

By:	/s/ Robert Fried
ROBERT FRIED
President and Chief Operating Officer

EXECUTIVE

By:	/s/ Lisa Bratkovich
LISA BRATKOVICH